Exhibit 99.1

NGL ENERGY PARTNERS LP EXPANDS CREDIT FACILITY TO $330 MILLION

TULSA, OK — August 23 - (BUSINESS WIRE) - NGL Energy Partners LP (NYSE:NGL) announced today that the Partnership has amended its revolving credit facility to increase the total borrowing capacity from $200 million to $330 million and extend the term to October 2016.  The additional borrowing capacity is comprised of an $80 million increase in the working capital facility for a total working capital capacity of $130 million and a $50 million increase in the acquisition facility for a total acquisition capacity of $200 million.

The working capital facility consists of $100 million in capacity that matures in October 2016 and $30 million in capacity for seasonal credit needs that matures in February 2012.  As a result of the increased acquisition capacity, which matures in October 2016, the Partnership has up to $200 million available for acquisitions.  Glaucon Capital Partners acted as financial advisor and placement agent in connection with the arrangement of the credit facility.

“Our expanded credit facility provides the Partnership with the flexibility to pursue additional growth opportunities, as well as providing efficient access to working capital for our operations,” said Craig S. Jones, the Chief Financial Officer of the Partnership.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership formed in September 2010 through the merger of Hicksgas and NGL Supply.  The Partnership completed its initial public offering in May 2011.  The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts:

Craig S. Jones

Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com

Mary Ann Vassar

Director of Investor Relations

(918) 477-0522

MaryAnn.Vassar@nglep.com